Exhibit 10.5
EMPLOYMENT AGREEMENT
DATED NOVEMBER 12, 2007
BETWEEN
SMITH & WESSON HOLDING CORPORATION
AND
MICHAEL F. GOLDEN

EMPLOYMENT AGREEMENT
     EMPLOYMENT AGREEMENT dated the 12th day of November 2007, by and between SMITH & WESSON HOLDING CORPORATION, a Nevada corporation (“Employer”), and MICHAEL F. GOLDEN (“Employee”).
     WHEREAS, Employer desires Employee to continue Employee’s services to Employer as President and Chief Executive Officer, and Employee desires to do so, upon the terms and conditions contained herein.
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants set forth in this Agreement, the parties hereto agree as follows:
     1. Employment.
     Employer hereby continues Employee’s employment, and Employee hereby accepts such continuation of employment, as President and Chief Executive Officer of Employer and of such subsidiaries of Employer as Employer shall designate and in such other capacities and for such other duties and services as shall from time to time be mutually agreed upon by Employer and Employee. Employee shall report to the Board of Directors of Employer.
     2. Full Time Occupation and Other Activities.
     Employee shall devote Employee’s entire business time, attention, and efforts to the performance of Employee’s duties under this Agreement; shall serve Employer faithfully and diligently; and shall not engage in any other employment or other business activities while employed by Employer. The foregoing limitations shall not be construed as prohibiting Employee from serving as a director of one or more companies provided that (a) such company does not compete, directly or indirectly, with Employer; (b) participation on the board of such company does not significantly interfere with the performance of Employee’s responsibilities under this Agreement; (c) participation on the board of such company will not adversely affect the reputation of Employer; (d) such company shall maintain a policy of directors’ and officers’ liability insurance covering Employee on such terms and conditions and at a level of coverage that the Board of Directors of Employer determines to be reasonable for a company of such size; and (e) such company shall enter into an agreement to indemnify Employee, to the fullest extent permissible under applicable law, for expenses and damages in connection with claims against Employee in connection with service as a director of such company.
     3. Compensation and other Benefits During Term of Employment.
          (a) Base Salary. Employer shall pay to Employee a base salary of $450,000 per annum to be paid in equal monthly installments, or in such other periodic installments upon which Employer and Employee shall mutually agree. By action and in the sole discretion of the Board of Directors of Employer, the base salary will be subject to annual review and may be increased based on performance of Employer and Employee.
          (b) Bonus. Employee shall be eligible to participate in executive compensation programs maintained by Employer for its executive personnel. Employee also shall be eligible to receive an annual bonus in such an amount, if any, determined by the Board of Directors of Employer or such committee of the Board of Directors as may be designated by the Board of Directors based upon achievement of performance goals and any other such factors as may be deemed relevant by the Board of Directors or committee thereof, which shall not be less than 100% of base at target.
          (c) Stock-Based Compensation and Awards. Employer shall grant to Employee options to acquire 216,000 shares of Employer’s common stock at an exercise price of $15.00 per share with one-third of such options vesting on each of the first, second, and third annual anniversary of the date of grant, provided that Employee continues to be employed by Employer. Employee also shall receive restricted stock units for 160,000 shares of Employer’s common stock, with one-third of such shares vesting on each of the first, second, and third annual anniversary of the date of grant, subject to (i) Employer meeting the target for EBITDA less SFAS 123R expense as established and determined by the Board of Directors of Employer for the fiscal year in which the applicable vesting date occurs, and (ii) Employee being employed by Employer on the applicable annual anniversary date of the grant. Employee may receive additional annual awards based on Employee’s performance and on the performance of Employer in comparison to the relevant peer group, with the amount of awards granted and the terms and conditions thereof to be determined from time to time by and in the sole discretion of the Board of Directors of Employer or a committee thereof.
          (d) Fringe Benefits. Employee shall receive a car allowance of $1,000 per month. Employee also shall be entitled to participate in any group insurance, pension, retirement, vacation, expense reimbursement, and other plans, programs, and benefits approved by the Board of Directors or a duly constituted committee of the Board of Directors and made available from time to time to executive employees of Employer generally during the term of Employee’s employment hereunder. The foregoing shall not obligate Employer to adopt or maintain any particular plan, program, or benefit.
          (e) Vacation. Employee shall be entitled to a paid vacation in accordance with the applicable policies of Employer in effect from time to time, but not less than four weeks of paid vacation per annum.
          (f) Reimbursement for Business Expenses. Employer shall reimburse Employee for all travel, entertainment, and other ordinary and necessary business expenses incurred by Employee in connection with the business of Employer and Employee’s duties under this Agreement. The term “business expenses” shall not include any item not deductible in whole or in part by Employer for federal income tax purposes. To obtain reimbursement, Employee shall submit to Employer receipts, bills, or sales slips for the expenses incurred. Reimbursements shall be made by Employer monthly within 10 days of presentation by Employee of evidence of the expenses incurred.
          (g) Reimbursement for Insurance Premiums. Employer shall reimburse Employee for the reasonable insurance premiums (and any taxes incident thereto) for disability insurance covering up to 75% of Employee’s base salary and for medical and hospitalization insurance for Employee, Employee’s wife, and Employee’s children under the age of 25 for whom Employee provides a majority of their financial support.

          (h) Key Person Insurance. Employer shall reimburse Employee for the reasonable premiums (and taxes incident thereto) for a key person term-insurance policy of $5.0 million on the life of Employee with such beneficiaries as Employee shall select.
     4. Term of Employment.
          (a) Employment Term. The term of this Agreement shall be for a period commencing as of the date hereof and continuing until November 30, 2010.
          (b) Termination Under Certain Circumstances. Notwithstanding anything to the contrary herein contained:
               (i) Death. Employee’s employment shall be automatically terminated, without notice, effective upon the date of Employee’s death.
               (ii) Disability. If Employee shall fail, for a period of more than 60 consecutive days, or for 90 days within any 180-day period, to perform any of Employee’s duties under this Agreement as the result of illness or other incapacity, Employer, at its option and upon written notice to Employee, may terminate Employee’s employment effective on the date of that notice.
               (iii) Unilateral Decision of Employer. Employer, at its option, upon written notice to Employee, may terminate Employee’s employment effective on the date of that notice.
               (iv) Unilateral Decision by Employee. Employee, at Employee’s option and upon written notice to Employer, may terminate Employee’s employment effective on the date of that notice.
               (v) Certain Acts. If Employee engages in an act or acts involving a crime, moral turpitude, fraud, or dishonesty, or if Employee willfully violates in a material respect Employer’s Corporate Governance Guidelines, Code of Conduct, or Code of Ethics for the CEO and Senior Financial Officers, including, without limitation, the provisions thereof relating to conflicts of interest or related party transactions, Employer, at its option and upon written notice to Employee, may terminate Employee’s employment effective on the date of that notice.
               (vi) Change in Control. In the event of a “Change in Control” of Employer (as defined below), Employee, at Employee’s option and upon written notice to Employer, may terminate Employee’s employment effective on the date of the notice (which shall not constitute a unilateral decision by Employee under Section 4(b)(iv) above) unless (A) the Change in Control shall have been approved by the Board of Directors, (B) the provisions of this Agreement remain in full force and effect as to Employee and (C) Employee suffers no reduction in Employee’s status, duties, authority, or compensation following such Change in Control, provided that Employee will be considered to suffer a reduction in Employee’s status, duties, authority, or if, after the Change in Control, (1) Employee is not the chief executive officer of the company that succeeds to the business of Employer, (2) such company’s common stock is not listed on a national stock exchange (such as the New York Stock Exchange, the

Nasdaq National Market, or the American Stock Exchange), or (3) such company terminates Employee or reduces Employee’s status, duties, authority, or compensation within one year of the Change in Control.
          (c) Result of Termination.
               (i) In the event of the termination of Employee’s employment pursuant to Sections 4(b)(i), 4(b)(ii), 4(b)(iv), or 4(b)(v) above, Employee shall receive no further compensation under this Agreement.
               (ii) In the event of the termination of Employee’s employment pursuant to Section 4(b)(iii) above, Employee shall continue to receive Employee’s base salary as provided in Section 3(a) above, an amount equal to the average of Employer’s bonus paid for each of the two fiscal years immediately preceding Employee’s termination and any fringe benefits being received by Employee pursuant to Section 3(d) above at the date of termination for a period equal to the greater of the remaining employment term under this Agreement or one year after such termination.
               (iii) In the event of the termination of Employee’s employment pursuant to Section 4(b)(vi) above, Employee shall continue to receive Employee’s base salary as provided in Section 3(a) above, an amount equal to the average of Employer’s bonus paid for each of the two fiscal years immediately preceding Employee’s termination, any fringe benefits being received by Employee pursuant to Section 3(d) above at the date of termination for a period equal to the greater of the remaining employment term of this Agreement or two years after such termination, and any options and restricted stock units granted pursuant to Section 3(c) above or pursuant to Employee’s previous employment agreement (as provided therein) shall immediately vest.
               (iv) In the event of the termination of Employee’s employment as a result of the non-renewal of this Agreement at the end of the term or any yearly extension of such term, Employee shall receive, for a period of three years following such termination, secretarial support of an employee of Employer at the offices of Employer or, at the discretion of the Company, a cash payment in lieu of the secretarial support in the amount of $10,000 per year.
               (v) If Employee’s employment hereunder is terminated after the first anniversary of this Agreement for any reason other than a termination by Employer for cause, the options granted pursuant to Section 3(c) above or pursuant to Employee’s previous employment agreement (as provided therein) that are vested as of the date of termination will have a nine month post-termination exercise period.
               (vi) If Employer terminates Employee’s employment hereunder for any reason other than a termination by Employer for cause or due to non-renewal of this Agreement by Employer at the end of the term or any yearly extension of such term or due to non-renewal of this Agreement by Employee with six months advance notice to Employer, Employer shall continue to pay the life insurance premiums on any then existing life insurance policy provided by Employer, up to an annual premium of $20,000, until the third anniversary of the termination of Employee’s employment.

               (vii) If Employee’s employment hereunder is terminated for any reason other than a termination by Employer for cause, Employee shall receive, for the fiscal year of termination, any earned bonus, on a pro-rated basis, based on the performance goals actually achieved for the fiscal year of termination, as determined in the sole discretion of the Board of Directors of Employer.
Any payments made by Employer pursuant to this Section 4(c) shall be paid on a monthly basis and not in a lump sum. Employee shall receive no additional compensation following any termination except as provided herein. In the event of any termination, Employee shall resign all positions (including positions on the Board of Directors) with Employer and its subsidiaries. If Employee is a “specified employee” with the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, (“Section 409A”), then payments shall not commence (or be made in the case of a lump sum payment) until six months following Employee’s separation from service to the extent necessary to avoid the imposition of the additional 20% tax under Section 409A (and in the case of installment payments, the first payment shall include all installment payments required by this subsection that otherwise would have been made during such six month period).
          (d) Change in Control. The term “Change in Control” of Employer shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 as in effect on the date of this Agreement or, if Item 6(e) is no longer in effect, any regulations issued by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 that serve similar purposes; provided that, without limitation, such a Change in Control shall be deemed to have occurred if and when (i) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) directly or indirectly of equity securities of Employer representing 20 percent or more of the combined voting power of Employer’s then-outstanding equity securities, except that this provision shall not apply to any person currently owning at least five percent or more of the combined voting power of Employer’s currently outstanding equity securities or to an acquisition of up to 20 percent of the then-outstanding voting securities that has been approved by at least 75 percent of the members of the Board of Directors who are not affiliates or associates of such person; (ii) during the period of this Agreement, individuals who, at the beginning of such period, constituted the Board of Directors of Employer (the “Original Directors”), cease for any reason to constitute at least a majority thereof unless the election or nomination for election of each new director was approved (an “Approved Director”) by the vote of a Board of Directors constituted entirely of Existing Directors and/or Approved Directors; (iii) a tender offer or exchange offer is made whereby the effect of such offer is to take over and control Employer, and such offer is consummated for the equity securities of Employer representing 20 percent or more of the combined voting power of Employer’s then-outstanding voting securities; (iv) Employer is merged, consolidated, or enters into a reorganization transaction with another person and, as the result of such merger, consolidation, or reorganization, less than 75 percent of the outstanding equity securities of the surviving or resulting person shall then be owned in the aggregate by the former stockholders of Employer; or (v) Employer transfers substantially all of its assets to another person or entity that is not a wholly owned subsidiary of Employer. Sales of Employer’s Common Stock beneficially owned or controlled by Employee shall not be considered in determining whether a Change in Control has occurred.

     5. Competition and Confidential Information.
          (a) Interests to be Protected. The parties acknowledge that Employee will perform essential services for Employer, its employees, and its stockholders during the term of Employee’s employment with Employer. Employee will be exposed to, have access to, and work with, a considerable amount of Confidential Information (as defined below). The parties also expressly recognize and acknowledge that the personnel of Employer have been trained by, and are valuable to, Employer and that Employer will incur substantial recruiting and training expenses if Employer must hire new personnel or retrain existing personnel to fill vacancies. The parties expressly recognize that it could seriously impair the goodwill and diminish the value of Employer’s business should Employee compete with Employer in any manner whatsoever. The parties acknowledge that this covenant has an extended duration; however, they agree that this covenant is reasonable and it is necessary for the protection of Employer, its stockholders, and employees. For these and other reasons, and the fact that there are many other employment opportunities available to Employee if he should terminate his employment, the parties are in full and complete agreement that the following restrictive covenants are fair and reasonable and are entered into freely, voluntarily, and knowingly. Furthermore, each party was given the opportunity to consult with independent legal counsel before entering into this Agreement.
          (b) Non-Competition. During the term of Employee’s employment with Employer and for the period equal to the longer of 12 months after the termination of Employee’s employment with Employer, regardless of the reason therefor, the period during which Employee receives cash severance pursuant to Section 4(c) Employee shall not (whether directly or indirectly, as owner, principal, agent, stockholder, director, officer, manager, employee, partner, participant, or in any other capacity) engage or become financially interested in any competitive business conducted within the Restricted Territory (as defined below). As used herein, the term “competitive business” shall mean any business that sells or provides or attempts to sell or provide products or services the same as or substantially similar to the products or services sold or provided by Employer during Employee’s employment hereunder, and the term “Restricted Territory” shall mean any state or other geographical in which Employer sells products or provides services during Employee’s employment hereunder.
          (c) Non-Solicitation of Employees. During the term of Employee’s employment and for a period of 24 months after the termination of Employee’s employment with Employee, regardless of the reason therefor, Employee shall not directly or indirectly, for Employee, or on behalf of, or in conjunction with, any other person, company, partnership, corporation, or governmental entity, solicit for employment, seek to hire, or hire any person or persons who is employed by or was employed by Employer within 12 months of the termination of Employee’s employment for the purpose of having any such employee engage in services that are the same as or similar or related to the services that such employee provided for Employer.
          (d) Confidential Information. Employee shall maintain in strict secrecy all confidential or trade secret information relating to the business of Employer (the “Confidential Information”) obtained by Employee in the course of Employee’s employment, and Employee shall not, unless first authorized in writing by Employer, disclose to, or use for Employee’s benefit or for the benefit of, any person, firm, or entity at any time either during or subsequent to the term of Employee’s employment, any Confidential Information, except as required in the performance of Employee’s duties on behalf of Employer. For purposes hereof, Confidential Information shall include without limitation any materials, trade secrets, knowledge, or information with respect to management, operational, or investment policies and practices of Employer; any business methods or forms; any names or addresses of customers or data on customers or suppliers; and any business policies or other information relating to or dealing with the management, operational, or investment policies or practices of Employer.
          (e) Return of Books, Records, Papers, and Equipment. Upon the termination of Employee’s employment with Employer for any reason, Employee shall deliver promptly to Employer all files, lists, books, records, manuals, memoranda, drawings, and specifications; all cost, pricing, and other financial data; all other written or printed materials and computers, cell phones, PDAs, and other equipment that are the property of Employer (and any copies of them); and all other materials that may contain Confidential Information relating to the business of Employer, which Employee may then have in Employee’s possession, whether prepared by Employee or not.
          (f) Disclosure of Information. Employee shall disclose promptly to Employer, or its nominee, any and all ideas, designs, processes, and improvements of any kind relating to the business of Employer, whether patentable or not, conceived or made by Employee, either alone or jointly with others, during working hours or otherwise, during the entire period of Employee’s employment with Employer or within six months thereafter.
          (g) Assignment. Employee hereby assigns to Employer or its nominee, the entire right, title, and interest in and to all inventions, discoveries, and improvements, whether patentable or not, that Employee may conceive or make during Employee’s employment with Employer, or within six months thereafter, and which relate to the business of Employer.
          (h) Equitable Relief. In the event a violation of any of the restrictions contained in this Section is established, Employer shall be entitled to preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits, and other benefits arising from such violation, which right shall be cumulative and in addition to any other rights or remedies to which Employer may be entitled. In the event of a violation of any provision of subsection (b), (c), (f), or (g) of this Section, the period for which those provisions would remain in effect shall be extended for a period of time equal to that period beginning when such violation commenced and ending when the activities constituting such violation shall have been finally terminated in good faith.
          (i) Restrictions Separable. If the scope of any provision of this Agreement (whether in this Section 5 or otherwise) is found by a Court to be too broad to permit enforcement to its full extent, then such provision shall be enforced to the maximum extent permitted by law. The parties agree that the scope of any provision of this Agreement may be modified by a judge in any proceeding to enforce this Agreement, so that such provision can be enforced to the maximum extent permitted by law. Each and every restriction set forth in this Section 5 is independent and severable from the others, and no such restriction shall be rendered unenforceable by virtue of the fact that, for any reason, any other or others of them may be unenforceable in whole or in part.

     6. Miscellaneous.
          (a) Notices. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made, and received (i) if personally delivered, on the date of delivery, (ii) if by facsimile transmission, upon receipt, (iii) if mailed, three days after deposit in the United States mail, registered or certified, return receipt requested, postage prepaid, and addressed as provided below, or (iv) if by a courier delivery service providing overnight or “next-day” delivery, on the next business day after deposit with such service addressed as follows:

(1)	If to Employer:

2100 Roosevelt Avenue Springfield, Massachusetts 01104 Attention: Chairman of the Board

with a copy given in the manner prescribed above, to:

Greenberg Traurig, LLP 2375 East Camelback Road Suite 700 Phoenix, Arizona 85016 Attention: Robert S. Kant, Esq. Phone: (602) 445-8302 Facsimile: (602) 445-8100 E-Mail: KantR@gtlaw.com

(2)	If to Employee: 2100 Roosevelt Avenue Springfield, Massachusetts 01104-1606 Phone: (413) 747-3349 Facsimile: (413) 739-8528 E-Mail: Mfgolden1@aol.com
Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 6 for the giving of notice.
          (b) Indulgences; Waivers. Neither any failure nor any delay on the part of either party to exercise any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege preclude any other or further exercise of the same or of any other right, remedy, power, or privilege, nor shall any waiver of any right, remedy, power, or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power, or privilege with respect to any other occurrence. No waiver shall be binding unless executed in writing by the party making the waiver.

          (c) Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement, shall be governed by and construed in accordance with the laws of the state of Massachusetts, notwithstanding any Massachusetts or other conflict-of-interest provisions to the contrary.
          (d) Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, and assigns, except that no party may assign or transfer such party’s rights or obligations under this Agreement without the prior written consent of the other party.
          (e) Execution in Counterpart. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of the parties reflected hereon as the signatories.
          (f) Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.
          (g) Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, inducements, and conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing. The Employment Agreement dated as of February 1, 2006 shall no longer be of any force or affect except as expressly contemplated hereby.
          (h) Paragraph Headings. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.
          (i) Gender. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires.
          (j) Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays, and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday, or holiday, then the final day shall be deemed to be the next day that is not a Saturday, Sunday, or holiday.

     7. Successors and Assigns.
     This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto; provided that because the obligations of Employee hereunder involve the performance of personal services, such obligations shall not be delegated by Employee. For purposes of this Agreement successors and assigns shall include, but not be limited to, any individual, corporation, trust, partnership, or other entity that acquires a majority of the stock or assets of Employer by sale, merger, consolidation, liquidation, or other form of transfer. Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of Employer to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place. Without limiting the foregoing, unless the context otherwise requires, the term “Employer” includes all subsidiaries of Employer.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SMITH & WESSON HOLDING CORPORATION
By:	/s/ John B. Furman

/s/ Michael F. Golden
Michael F. Golden